EXHIBIT 15




September 5, 2003


Albertson's, Inc.
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Albertson's, Inc. and subsidiaries for the thirteen and twenty-six week periods ended July 31, 2003 and August 1, 2002, as indicated in our report dated September 3, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the thirteen and twenty-six week periods ended July 31, 2003, is incorporated by reference in Registration Statement No. 33-54998 on Form S-3 and Registration Statement Nos. 2-80776, 33-2139, 33-7901,
33-15062,  33-43635,  33-62799, 33-59803,  333-82157,  333-82161,  333-87773 and
333-73194 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/S/DELOITTE & TOUCHE LLP
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Boise, Idaho